Exhibit 99.1

DayStar Technologies Announces 2011 First Quarter Financial Results

Milpitas, CA, May 16, 2011 – DayStar Technologies, Inc. (Nasdaq: DSTI), a developer of solar photovoltaic products based on CIGS thin-film deposition technology, announced financial results for its first quarter ended March 31, 2011.

Net loss for the first quarter of 2011 was $0.4 million or $0.05 per share, compared with a net loss of $6.1 million or $1.61 per share in the first quarter of 2010. The per share losses were calculated on the weighted average common shares outstanding of 7.8 and 3.8 million for the first quarter ended March 31, 2011 and 2010, respectively.

Research and development expenses for the first quarter of 2011 were $0.6 million compared with $2.5 million in the first quarter of 2010. Selling, general and administrative expenses for the first quarter of 2011 were $1.2 million compared with $2.2 million in the first quarter of 2010. The decreases in both research and development expenses and selling, general and administrative expenses reflect the significant cost savings measures implemented by the Company during the past year. During the first quarter of 2011, the Company incurred $850,000 of non-cash restructuring charges resulting from the extinguishment of certain liabilities in order to pursue strategic partnerships for offshore manufacturing. Also included in the non-cash expenses for the first quarter of 2011 was $0.7 million for amortization of the discount on outstanding convertible notes. During the first quarter of 2011, the Company recorded a gain on derivative liabilities of $3.7 million related to the reduction in the conversion feature liability on the Company’s balance sheet during the quarter.

DayStar Chairman and Interim CEO, Peter Lacey, commented, “During the first quarter of 2011 we continued to make significant progress in completing the restructuring of our balance sheet and further reducing our liabilities while simultaneously making strides towards a strategic partnership to implement our current business strategy. We believe we are well positioned to complete a strategic partnership and to capitalize on the increasing market opportunities within the renewable energy industry.”

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing and marketing of solar photovoltaic products based upon CIGS thin film deposition technology. For more information, visit the DayStar website at www.daystartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release regarding our business that are not historical facts may be considered “forward-looking statements.” The forward-looking statements in this press release are based on information available at the time the statements are made and management’s belief as of that time with respect to future events and involve substantial risks and uncertainties that could cause actual results and outcomes to be materially different. Such forward–looking statements include statements regarding the expected benefits of restructuring measures and prospective fundraising and potential strategic partnership efforts. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties include our ability to raise substantial additional capital in the short term, our ability to achieve favorable outcomes in pending litigation, our ability to continue our business as a going concern, our ability to execute our commercialization plan, our ability to continue our debt reduction programs, and such other risks and uncertainties detailed in our annual report on Form 10-K for the year ended December 31, 2010, our quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

DayStar Technologies, Inc.

Christopher T. Lail

Chief Financial Officer

408/582.7100

investor@daystartech.com

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,179	$97,058
Other current assets	205,431	294,743

Total current assets	228,610	391,801

Property and Equipment, at cost	20,738,338	23,876,208
Less accumulated depreciation and amortization	(6,063,310)	(5,658,906)

Net property and equipment	14,675,028	18,217,302

Other Assets:
Other assets	324,677	30,940

Total Assets	$15,228,315	$18,640,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$4,778,760	$6,943,711
Notes and capital leases payable, current portion, net of discount of $70,336 and $664,835, respectively	4,234,664	4,590,165

Total current liabilities	9,013,424	11,533,876
Long-Term Liabilities:
Conversion feature	245,898	3,854,272

Total long-term liabilities	245,898	3,854,272
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock, $.01 par value; 3,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 120,000,000 shares authorized; 8,416,054 and 6,484,516 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	84,161	64,845
Additional paid-in capital	156,353,377	153,272,626
Accumulated deficit	(10,145,391)	(10,145,391)
Deficit accumulated during the development stage	(140,323,154)	(139,940,185)

Total stockholders’ equity	5,968,993	3,251,895

Total Liabilities and Stockholders’ Equity	$15,228,315	$18,640,043

DAYSTAR TECHNOLOGIES, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended March 31,
	2011	2010
Revenue:
Product revenue	$—	$—
Research and development contract revenue	—	—

Total revenue	—	—
Costs and Expenses:
Research and development	606,565	2,488,828
Selling, general and administrative	1,232,187	2,242,266
Restructuring	850,000	—
Depreciation and amortization	404,786	729,361

Total costs and expenses	3,093,538	5,460,455
Other Income (Expense):
Other income	—	9,375
Interest expense	(233,787)	(122,226)
Amortization of note discount and financing costs	(705,812)	(975,231)
Gain on derivative liabilities	3,650,168	406,179

Total other income (expense)	2,710,569	(681,903)

Net Loss	$(382,969)	$(6,142,358)

Weighted Average Common Shares Outstanding (Basic And Diluted)	7,827,217	3,807,854

Net Loss Per Share (Basic and Diluted)	$(0.05)	$(1.61)